EXHIBIT 99.1

Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com

Embargoed until
8:00 (ET) 13:00 (GMT)

Shire out-licenses AGRYLIN® in Japan

Basingstoke, UK – 18 December 2003 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces that an agreement has been signed with a leading haematology specialty company, the Pharmaceutical Division of Kirin Brewery Company Ltd, granting the rights to develop, register, formulate, package, label, market and sell AGRYLIN (anagrelide hydrochloride) in Japan, the world’s second largest pharmaceuticals market.

This transaction is further evidence of Shire’s recently announced strategy to focus its resources on the building of its direct presence in North America and Europe, and pursue partnering arrangements in Japan. Last week, Shire announced the out-licensing of FOSRENOL® (lanthanum carbonate) in Japan to Bayer.

The total potential value of the AGRYLIN deal is in excess of US$40 million including an upfront license fee of US$8 million, the payment of all development costs and the achievement of various development and sales milestones during the course of the agreement. AGRYLIN has completed Phase I development in Japan and was granted Japanese Orphan Drug Status in 1999.

Anagrelide hydrochloride is marketed by Shire in the US1 and Canada under the trademark AGRYLIN® and will be marketed in Europe under the trademark XAGRID®. Total sales of AGRYLIN in 2002 were US$119.2 million, up 39% on 2001. Shire has received a positive opinion for XAGRID from the Committee for Proprietary Medicinal Products (CPMP), the scientific committee of the European Medicines Evaluation Agency (EMEA) and is awaiting EU approval.

AGRYLIN is a treatment for essential thrombocythaemia (ET), a chronic disorder of bone marrow, which is associated with the increased production of blood platelets. Excessive platelet production can result in abnormal clotting and bleeding events, thereby increasing the risk of stroke, heart attack and gastrointestinal bleeding. Research indicates that a key benefit of AGRYLIN is its selectivity, targeting only those cells that develop into platelets.

It is estimated2 that in Japan 4,000 patients suffer from ET and Polycythaemia Vera (PV), a related disorder which could be a target for treatment with AGRYLIN.

Says Shire Chief Executive Matthew Emmens:

“Kirin is the perfect specialty haematology partner for Shire and for AGRYLIN in Japan. With a leading share of the Japanese haematology market, as well as a strong clinical development arm, Kirin is the ideal company to take Shire’s product forward in this major world market. The out-licensing of Agrylin is consistent with our recently announced strategy for Shire to concentrate its direct activities on the North American and European markets.”

Dr Katsuhiko Asano, Ph.D., President of Kirin's Pharmaceutical Division said:

“There is a considerable unmet medical need for ET and related myleoproliferative disorders in Japan. We are excited at the prospect of adding such an important and highly strategic product to our portfolio. We look forward to working to obtain approval as soon as possible in Japan, so that we can offer this important treatment option for patients and replicate Shire’s success in North America and Europe.”

Ferghana Partners Group (New York and London), a specialist investment bank in the Life Sciences field, acted as financial and transaction advisor to Shire on this transaction.

For further information please contact:

Global (outside US and Canada)

Cléa Rosenfeld – Investor Relations	+44 1256 894 160

Jessica Mann – Media	+44 1256 894 280

US & Canada

Michèle Roy – Media	+1 450 978 7938

Notes to editors

1Agrylin Orphan Drug Status in the US expires in March 2004; however, an extension to September 2004 is possible to due to a paediatric trial

2Kirin market estimates

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently has a range of projects and products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com

Pharmaceutical Division of Kirin

The Pharmaceutical Division of Kirin is applying its expertise in biotechnology to the development of advanced pharmaceutical products in the field of renal disease, hematology and cancer, and immunological disorders. Kirin’s recombinant DNA-based ESPO (erythropoietin) and GRAN (G-CSF) developed under Kirin/Amgen JV, mainly contribute to its annual sales of 2002 exceeding 49 billion yen in

East Asian countries. Kirin has strong presence in hematology field through its product pipeline including CliniMACS, Busulfex and second-generation of G-CSF in Japan.

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact on Shire’s Attention Deficit Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval date of lanthanum carbonate (FOSRENOL®), METHYPATCH®, XAGRID® and the adult indication for ADDERALL XR® and other risks and uncertainties detailed from time to time in our filings, including the Annual Report filed on Form 10-K by Shire with the Securities and Exchange Commission.